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Exhibit 21

Subsidiaries of Registrant
Year Ended December 28, 2002

Subsidiaries	State or Jurisdiction of Incorporation	Percentage of Voting Securities Owned
AiC Analysts Limited	United Kingdom	100.0%
Medical Concepts Staffing, Inc.	Minnesota	100.0%

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  Exhibit 21
Subsidiaries of Registrant Year Ended December 28, 2002